CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
PANDORA MEDIA, INC.
* * * * *
The undersigned, Secretary of Pandora Media, Inc., a Delaware corporation (the “Corporation”), hereby represents that, in accordance with Article 6, Section 6.06 of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation effective as of June 20, 2011, and as amended on July 21, 2016, March 2, 2017, March 16, 2017, March 30, 2017, April 14, 2017 and April 26, 2017, the Board of Directors of the Corporation has amended and restated Article 3, Section 3.07 of the Bylaws as follows:
“Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Lead Director designated in accordance with the Corporation’s Corporate Governance Guidelines (“Lead Director”) or the President and shall be called by the Chairman of the Board, Lead Director, President or Secretary on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.”

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of the Corporation, and that the foregoing amendment to the Amended and Restated Bylaws was adopted by the Corporation's Board of Directors effective as of September 21, 2017.

PANDORA MEDIA, INC.

By:	/s/ Stephen Bené
	Name:	Stephen Bené
	Title:	General Counsel and Corporate Secretary

ACTIVE 225103518